NxStage Reports Record Fourth Quarter and Full-Year 2013 Financial Results
Highlights:

•	Full-Year Revenue Increases to $263.4 million, 9% Annual Growth

•	Full-Year Home Revenue Increases to $132.9 million, 8% Annual Growth

•	Q4’13 Home Revenue Increases 12% over Q4’12

LAWRENCE, Mass., February 27, 2014 -- NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the three and twelve months ended December 31, 2013, that include revenue slightly above its recent guidance.
Revenue for the full-year 2013 increased 9 percent to $263.4 million, compared with revenue of $242.1 million for the full-year 2012. Revenue for the fourth quarter of 2013 increased 7 percent to a record $69.4 million compared with revenue of $65.0 million for the fourth quarter of 2012. The increase in both periods was led by the Company's solid performance in the Home.
Home delivered 8 percent annual growth, with revenue increasing to $132.9 million for the full-year 2013 compared with revenue of $123.6 million for the full-year 2012. Home revenue increased to $35.1 million in the fourth quarter of 2013 compared with revenue of $31.4 million in the fourth quarter of 2012, representing a 12 percent increase.
Critical Care delivered 11 percent annual growth, with revenue increasing to $43.8 million for the full-year 2013 compared with revenue of $39.5 million for the full-year 2012. Revenue in Critical Care increased to $11.6 million in the fourth quarter of 2013, compared with revenue of $11.3 million in the fourth quarter of 2012, representing a 3 percent increase.
The Company's in-center business, Medisystems, delivered 6 percent annual growth with revenue increasing to $81.9 million for the full-year 2013, compared with revenue of $76.9 million for the full-year 2012. Fourth quarter 2013 revenue was $20.6 million, compared with $21.5 million in the fourth quarter of 2012.
NxStage reported a net loss of $18.6 million or $(0.31) per share for the full-year 2013 compared with a net loss of $15.2 million or $(0.26) per share for the full-year 2012. The Company reported a net loss of $5.2 million or $(0.08) per share for the fourth quarter of 2013 compared with a net loss of $2.4 million or $(0.04) per share for the fourth quarter of 2012. The Company’s net loss for 2013 reflects a nearly $6 million impact from our market development activities with NxStage Kidney Care.
"At the start of 2013, we placed a major focus on growth and investment to take advantage of the significant opportunity in front of us and create long term shareholder value," stated Jeffrey H. Burbank, Founder and Chief Executive Officer of NxStage. "We made great progress across a number of key areas as evidenced by early positive momentum with our direct to patient marketing and solid execution on our innovation pipeline.”
Burbank continued, "Similar to this past year, 2014 will be focused on growth and investment. We remain confident in the strength of our near-term initiatives to achieve our target of 15% annual growth in the Home and are continuing to invest significantly in long-term initiatives to increase patient access to our therapies and accelerate adoption. These initiatives include another robust innovation pipeline with peritoneal dialysis and next generation products, and expanded market development activities with a cadence of one to three additional NxStage Kidney Care centers each quarter in 2014, leading to a total of approximately 10 to 15 centers by the end of this year.”
Guidance:
For the full fiscal year 2014, the Company is forecasting revenue to be between $283 and $288 million, and a net loss in the range of $23.0 to $27.0 million or $(0.37) to $(0.44) per share. The Company’s net loss guidance includes losses in the range of $15 million related to the Company’s investment in NxStage Kidney Care.

For the first quarter of 2014, the Company expects revenue to be in a range of $69.5 and $70.5 million, and a net loss in the range of $6.5 to $7.5 million or $(0.11) to $(0.12) per share.
"We remain committed to maintaining strong financial discipline. Excluding our investment in NxStage Kidney Care, we expect to have positive operating income in 2015. Together with $84 million in cash at year end and a strong balance sheet, I believe that we are well positioned to fund our strategic initiatives to expand the home market," stated Matthew W. Towse, Chief Financial Officer.

Conference Call:

NxStage will also host a conference call today, Thursday, February 27, 2014, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full-year financial results.  To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international).  The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.
A replay of the conference call will be available two hours after the completion of the call through March 7, 2014.  To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 31404719.  An online archive of the conference call can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company's website at www.nxstage.com.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.
In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measure
The Company discloses a certain non-GAAP financial measure to supplement the Company's consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage.  The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management.  The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures.  The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues	$69,450	$65,020	$263,429	$242,132
Cost of revenues	41,562	39,661	160,926	149,324
Gross profit	27,888	25,359	102,503	92,808
Operating expenses:
Selling and marketing	13,056	10,479	47,842	40,485
Research and development	4,963	4,690	18,887	17,111
Distribution	5,975	5,043	21,246	18,888
General and administrative	8,472	7,057	32,326	27,530
Total operating expenses	32,466	27,269	120,301	104,014
Loss from operations	(4,578)	(1,910)	(17,798)	(11,206)
Other expense:
Interest expense	(149)	(91)	(611)	(2,766)
Other (expense) income, net	(69)	(30)	(397)	(148)
	(218)	(121)	(1,008)	(2,914)
Net loss before income taxes	(4,796)	(2,031)	(18,806)	(14,120)
(Benefit from) provision for income taxes	380	333	(245)	1,033
Net loss	$(5,176)	$(2,364)	$(18,561)	$(15,153)
Net loss per share, basic and diluted	$(0.08)	$(0.04)	$(0.31)	$(0.26)
Weighted-average shares outstanding, basic and diluted	60,940	59,076	60,261	57,890
Other comprehensive (loss) gain, net of tax	44	(49)	(258)	538
Comprehensive loss	$(5,132)	$(2,413)	$(18,819)	$(14,615)

NxStage Medical, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$84,134	$106,439
Accounts receivable, net	20,158	18,990
Inventory	37,801	33,504
Prepaid expenses and other current assets	4,027	2,534
Total current assets	146,120	161,467
Property and equipment, net	52,478	36,320
Field equipment, net	13,041	10,101
Deferred cost of revenues	34,730	38,028
Intangible assets, net	17,194	19,819
Goodwill	41,817	42,421
Other assets	1,582	3,793
Total assets	$306,962	$311,949
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,610	$16,645
Accrued expenses	21,025	20,400
Current portion of long-term debt	102	—
Other current liabilities	1,870	2,187
Total current liabilities	37,607	39,232
Deferred revenues	53,277	59,262
Long-term debt	1,044	—
Other long-term liabilities	20,273	15,864
Total liabilities	112,201	114,358
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2013 and 2012	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 61,666,048 and 59,850,117 shares issued as of December 31, 2013 and 2012, respectively	61	59
Additional paid-in capital	567,468	551,594
Accumulated deficit	(363,542)	(344,981)
Accumulated other comprehensive income (loss)	212	470
Treasury stock, at cost: 575,895 and 541,584 shares as of December 31, 2013 and 2012, respectively	(9,963)	(9,551)
Total NxStage Medical, Inc. stockholders’ equity	194,236	197,591
Noncontrolling interest	525	—
Total stockholders’ equity	194,761	197,591
Total liabilities and stockholders’ equity	$306,962	$311,949

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(18,561)	$(15,153)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	24,848	23,673
Stock-based compensation	8,638	11,403
Other	2,628	3,517
Changes in operating assets and liabilities:
Accounts receivable	(1,095)	(3,141)
Inventory	(20,076)	(14,545)
Prepaid expenses and other assets	(484)	(1,623)
Accounts payable	(2,233)	839
Accrued expenses and other liabilities	1,081	5,263
Deferred revenues	(4,887)	(3,992)
Net cash (used in) provided by operating activities	$(10,141)	$6,241

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
System One segment
Home	$35,148	$31,418	$132,944	$123,589
Critical Care	11,605	11,283	43,812	39,540
Total System One segment	46,753	42,701	176,756	163,129
In-Center segment	20,645	21,450	81,852	76,927
Other	2,052	869	4,821	2,076
Total	$69,450	$65,020	$263,429	$242,132

NxStage Medical, Inc.
Non-GAAP Financial Measures
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net loss	$(5.2)	$(2.4)	$(18.6)	$(15.2)
Less: Depreciation, amortization, interest, and taxes	7.0	6.6	25.6	27.6
Less: Adjusting items*	(4.4)	(2.1)	(8.8)	(4.4)

Adjusted EBITDA	$(2.6)	$2.1	$(1.8)	$8.0

* Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses